Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	May 20, 2014
For Further Information:	Timothy T. O'Dell, CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES TERMINATION OF CEASE AND DESIST ORDER AGAINST CENTRAL FEDERAL CORPORATION

Worthington, Ohio – May 20, 2014 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) announced today that the Federal Reserve Bank (“FRB”) has terminated the Cease and Desist Order (the “Order”) against the Company.  The Order has been in place since May 25, 2011, which was prior to the 2012 capital raise and recapitalization of the Company and CF Bank by the current management team and standby investor group led by Timothy O’Dell (CEO), Thad Perry (President) and Robert Hoeweler (Chairman).

Timothy O’Dell, CEO, commented, “The lifting of the Order reflects the improved performance and capital position of CFBank, for which the Company serves as a source of strength.  We maintain a good working relationship with the FRB and will continue to work closely with them as we continue to strengthen and enhance our performance going forward.”

Robert Hoeweler, Chairman of the Board, added that, “The lifting of the Order represents a new chapter for CFBank and Central Federal Corporation, and we anticipate that it will open up additional business opportunities.  In addition, it recognizes the results of the diligent work and focus of our leadership team and Board.”

CFBank previously announced that it has expanded its presence in Ohio, with the opening of a loan production office in the Cleveland, Ohio area.  With the expansion into the Cleveland market, CFBank now has a presence in three (3) metro markets in Ohio along with its two (2) branches located in Columbiana County. “We are extremely gratified by the positive reception by businesses and business customers to our unique approach to banking,” says Thad Perry, President.  CFBank’s business model is centered on value added business banking delivered through senior relationship managers and providing customer access to our executives.

Timothy T. O’Dell, CEO, points out that, “This is an exciting time for CFBank.  During the past 18 months our Team has worked diligently to improve credit quality, and reposition CFBank.  Our Team has demonstrated the ability to attract quality business banking relationships throughout our footprint.  As we move into 2014 our loan and business pipelines remain strong.”

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892.  CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio.  Additionally, CFBank entered into a new lease agreement in Woodmere, Ohio in Cuyahoga County for the location of a loan production office effective January 2014.  Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com

Forward-Looking Information

Statements in this release that are not statements of historical fact are forward-looking statements.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this release speak only as of the date they are made.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.